Exhibit 10.51

Execution Version

SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 22nd day of October, 2007 by and among Allozyne, Inc., a Delaware corporation (the “Company”), and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows;

1. Purchase and Sale of Preferred Stock.

1.1 Sale and Issuance of Series B Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the First Closing (as defined below) the Second Amended and Restated Certificate of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Certificate”).

(b) Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at each Closing (as defined below) and the Company agrees to sell and issue to each Purchaser at the Closing that number of shares of Series B-1 Convertible Preferred Stock, par value $0.001 (the “Series B-1 Preferred Stock”), or Series B-2 Convertible Preferred Stock, par value $0.001 (the “Series B-2 Preferred” and together with the Series B-1 Preferred Stock the “Series B Preferred Stock”) set forth opposite each Purchasers name on Exhibit A, at a purchase price of $1.00 per share of Series B-1 Preferred Stock and at the Second Closing Purchase Price per share of Series B-2 Preferred Stock. The shares of Series B Preferred Stock issued to the Purchasers pursuant to this Agreement (including any shares issued at the First Closing (the “Initial Shares”) and any Milestone Shares (as defined below) shall be referred to in this Agreement as the “Shares.”

1.2 Closing; Delivery.

(a) The purchase and sale of the Initial Shares shall take place remotely via the exchange of documents and signatures, at 12:00 p.m., on October 22, 2007, or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “First Closing”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(b) At each Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased by such Purchaser at such Closing against payment of the purchase price therefor by check payable to the Company by wire transfer to a bank account designated by the Company, or by any combination of such methods.

1.3 Sale of Milestone Shares of Preferred Stock.

(a) After the First Closing, the Company shall sell, and the Purchasers shall purchase, severally and not jointly, on the same terms and conditions as those contained in this Agreement, up to 12,000,000 shares of Series B-2 Preferred Stock (the “Milestone Shares”), pro rata in accordance with the number of shares of Series B-1 Preferred Stock being purchased by each such Purchaser at the First Closing, on the good faith determination by a majority of the Company’s Board of Directors (the “Board”) (which majority must include at least three out of four of the members of the Board designated by the holders of Preferred Stock) that the events described on Annex I have occurred within the time frames set forth therein (the “Milestone Events”). The date of the purchase and sale of the Milestone Shares are referred to in this Agreement as the “Second Closing.” Notwithstanding the foregoing, if the Company fails to achieve the Milestone Events on or before March 31, 2009, then the Purchasers holding a majority of the Series B-1 Preferred Stock then held by all Purchasers (a “Majority Interest”) may, no later than April 15, 2009, waive in writing any such failure and cause all Purchasers to make the investment contemplated by this Section 1.3. If no such written waiver is delivered to the Company and all Purchasers by April 15, 2009, then the obligations of the Company and the Purchasers under this Section 1.3 shall be null and void and without any further legal force or effect.

(b) Subject to the satisfaction or waiver of the conditions precedent set forth in Section 4(b) hereof relating to the Second Closing, the Second Closing shall occur no later than fifteen (15) business days after the date on which the Milestone Events have been achieved (as determined in accordance with Section 1.3(a)) or a Majority Interest has voted to proceed with the investment associated with the Second Closing (as contemplated by Section 1.3(a)), and, in connection with the Second Closing, the Purchasers and the Company shall work in good faith to establish the date, time and other particulars pertaining to such closing (including, without limitation, the execution and delivery of the items to be delivered to the Purchasers at the Second Closing pursuant to Section 4(b) hereof).

(c) If any Purchaser fails to purchase such Purchaser’s allocable portion of Series B-2 Preferred Stock issued at the Second Closing (as provided in Section 1.3(a) above), then all shares of Series B-1 Preferred Stock then held by such Purchaser shall be automatically converted into shares of the Company’s Common Stock, par value $0.001 (the “Common Stock”), as contemplated by the Restated Certificate.

1.4 Use of Proceeds. In accordance with the directions of the Board, the Company will use the proceeds from the sale of the Shares for product development and other general corporate purposes.

1.5 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, in any and all such cases that are owned by the Company or used, or proposed to be used, by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted, it being understood that where any activity or product of the Company would constitute an infringement or misappropriation of a patent or other intellectual property right if not done by the owner of such patent or other intellectual property right, or its licensee, such patent or other intellectual property right will be considered “used” by the Company for purposes of this definition.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement between the Company, the Purchasers and the other parties thereto dated as of the date of the First Closing, In the form of Exhibit E attached to this Agreement.

“Key Employee” means Meenua Chhabra and Kenneth Grabstein.

“Knowledge,” including the phrase “to the Company’s knowledge,” shall, subject to the last sentence of Section 2.8, mean the actual knowledge of each Key Employee and that knowledge which a Key Employee could have obtained through reasonable inquiries of any other personnel of the Company or from a reasonable review of materials or documents of the Company available to the Key Employee.

“Management Rights Letter” means the agreement between the Company and a Purchaser, dated as of the date of the First Closing, in the form of Exhibit F attached to this Agreement.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $0.001 (the “Series A Preferred Stock”), and the Series B Preferred Stock.

“Second Closing Purchase Price” means (i) if the Company achieves the Milestone Events on or prior to March 31, 2009, $1.10 or (ii) if the Company fails to achieve the Milestone Events on or prior to March 31, 2009, but the Majority Interest waives such failure as contemplated by Section 1.3(a), $1.00.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the Initial Shares issued at the First Closing and any Milestone Shares issued at a subsequent Closing under Section 1.3.

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement among the Company, the Purchasers, and certain other stockholders of the Company, dated as of the date of the First Closing, in the form of Exhibit G attached to this Agreement.

“Transaction Agreement” means this Agreement, the Investor Rights Agreement and the Stockholders Agreement.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement (the “Disclosure Schedule”) which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the First Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, 2.5 and 2.6) the term “Company” shall Include any subsidiaries of the Company, unless otherwise noted herein.

2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2 Capitalization. All of the outstanding securities of the Company have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no treasury Stock and no shares of Preferred Stock in its treasury. The authorized capital of the Company consists, immediately prior to the First Closing, of:

(a) 55,000,000 shares of Common Stock, 2,445,565 shares of which are issued and outstanding immediately prior to the First Closing.

(b) 36,801,499 shares of Preferred Stock, of which 6,801,499 shares have been designated Series A Preferred Stock, 6,492,999 of which are issued and outstanding immediately prior to the First Closing, of which 18,000,000 shares have been designated Series B-1 Preferred Stock, none of which are issued and outstanding immediately prior to the First Closing and 12,000,000 of which have been designated Series B-2 Preferred Stock, none of which are issued and outstanding immediately prior to the First Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the general corporation law of the jurisdiction of the Company’s Incorporation.

(c) The Company has reserved 7,237,292 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2005 Stock Option Plan duly adopted by the Board and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, options to purchase 970,000 shares have been granted and are currently outstanding, and 6,267,292 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Purchasers complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(d) Section 2.2(d) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the First Closing including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) issued stock options; (iii) stock options not yet issued but reserved for Issuance, including vesting schedule and exercise price; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Shares to be issued under this Agreement and (B) the securities and rights described in Section 2.2(c) of this Agreement and Section 2.2(d) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock. All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

(e) The Company is under no obligation, including, but not limited to, under its stock purchase agreements or stock option documents, to accelerate vesting (or lapse a repurchase right) or make other changes in the vesting provisions or other terms of any agreement or understanding upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

2.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4 Authorization. All corporate action required to be taken by the Board and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement and the Indemnification Agreement may be limited by applicable federal or state securities laws.

2.5 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Section 2.6(ii) below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, and subject to Section 2.6 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Restated Certificate, which will have been filed as of the First Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending, or to the Company’s knowledge, currently threatened in writing, against the Company or any officer, director or Key Employee of the Company. Neither the Company nor, to the Company’s knowledge, any of its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect the Company). The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.

2.8 Intellectual Property. The Company exclusively owns all Company Intellectual Property that it purports to own and, to the knowledge of the Company, possesses sufficient and enforceable legal rights to such Company Intellectual Property as necessary for the operation of the Company’s business as now conducted and as presently proposed to be conducted and, to the knowledge of the Company, possesses sufficient and enforceable legal rights to all Company Intellectual Property licensed to the Company as necessary for the operation of the Company’s business as now conducted and as presently proposed to be conducted, and without any conflict with, or infringement of, the rights of others. Neither any activity by the Company, nor the manufacture, use, importation, offer for sale and/or sale of any product or service marketed or sold (or proposed to be marketed or sold) by the Company infringes or violates (or in the past infringed or violated) the rights of any others in or to any intellectual property rights (“Third Party Intellectual Property”), other than the rights of any person or entity under any patent, or constitutes a misappropriation (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property and, to the Company’s knowledge, neither any activity by the Company, nor the manufacture, use, importation, offer for sale and/or sale of any product or service marketed or sold (or proposed to be marketed or sold) by the Company infringes or violates (or in the past infringed or violated) the rights of any others in or to any patent. The Company has, and to the knowledge of the Company each other party to any and all licenses of Third Party Intellectual Property to the Company have, performed in all material respects their material obligations under all such licenses, and neither the Company nor, to the knowledge of the Company, any other party thereto is in default thereunder. Other than with respect to commercially available software products under standard end-user object code license agreements each of which is made available for a total cost of less than 82,000, there are no outstanding options. licenses, agreements, pledges, claims, charges, security interests, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights or processes of any other Person. The Company has not received any written communications alleging that the Company has violated or, by conducting the Company’s business as now conducted and as presently proposed to be conducted, should be licensed under or would otherwise violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary or intellectual property rights or processes of any other

Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business as now conducted and as presently proposed to be conducted. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or persons it currently intends to hire) made prior to their employment by the Company. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted. Section 2.8 of the Disclosure Schedule lists all Company Intellectual Property consisting of patents, patent applications and registered and material unregistered trademarks, service marks and copyrights. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets, know-how and other confidential and proprietary information owned by the Company or used by the Company in the Company’s business as now conducted and as presently proposed to be conducted. For purposes of this Section 2.8, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

2.9 Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Restated Certificate or bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice. either (x) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (y) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10 Agreements; Actions.

(a) Except for the Transaction Agreements and those disclosed on Section 2.10(a) of the Disclosure Schedules, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $20,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b) Except as disclosed in Section 2.10(b) of the Disclosure Schedules, the Company has not (i) claimed or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $20,000 or in excess of $50,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of Section 2.10(b) and 2.10(c), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.11 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board (previously provided to the Purchasers or their counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to the Company or, (ii) to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company. To the Company’s knowledge, none of the Company’s Key Employees or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any material contract with the Company. None of the Company’s officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors.

2.12 Bights of Registration and Voting Rights. Except as provided in the Investor Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Stockholders Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13 Absence of Liens. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

2.14 Financial Statements. The Company has delivered to each Purchaser its audited financial statements as of December 31, 2006 and for the fiscal year then ended and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of August 31, 2007 and for the eight-month period ended August 31, 2007 (collectively the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to August 31, 2007 (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.15 Changes. Since August 31, 2007, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer or Key Employee of the Company;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary, course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k) any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l) receipt of notice that there has been a loss of, or material order cancellation by any major customer of the Company;

(m) to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n) any arrangement or commitment by the Company to do any of the things described in this Section 2.15.

2.16 Employee Matters.

(a) As of the date hereof, the Company employs nine (9) full-time employees and one (1) part-time employees and engages approximately five (5) consultants or independent contractors. Section 2.16(a) of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who received compensation in excess of $150,000 for the fiscal year ended December 31, 2006 or is anticipated to receive compensation in excess of $150,000 for the fiscal year ending December 31, 2007.

(b) To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d) To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 2.16(d) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.16(d) of the Disclosure Schedule, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e) The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the Company’s board minutes.

(f) Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g) Section 2.16(g) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions on a timely basis and has complied in all material respects with all applicable laws for any such employee benefit plan. The Company does not maintain any retiree health or life plans providing for continuing coverage or benefits for any employee after the employees termination of employment, except to the extent such coverage is required by Part 6 of Title I(B) of ERISA.

(h) To the Company’s knowledge, none of the Key Employees or directors of the Company has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.17 Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid, There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18 Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.19 Confidential Information and Invention Assignment Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information in a form that was approved by the Board (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. The Company is not aware that any of its Key Employees is in violation thereof. Copies of all such agreements have been provided to the Purchasers.

2.20 Permits. The Company and each of its subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21 Corporate Documents. The Restated Certificate and bylaws of the Company are in the form provided to the Purchasers. The copy of the minute books of the Company provided to the Purchasers contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the dale of incorporation and accurately reflects in all material respects all actions by the director’s (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.22 Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

2.23 Environmental and Safety Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect to the best of its knowledge (i) the Company is and has been in compliance with all Environmental Laws; (ii) there has been no release or to the Company’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on upon into or from any site currently or heretofore owned, leased or otherwise used by the Company; (iii) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

(b) For purposes of this Section 2.23, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.24 Disclosure. The Company has made available to the Purchasers all the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire the Shares, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). To the Company’s knowledge, no representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchasers at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

3. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1 Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which such Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditor’s rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investor Rights Agreement may be limited by applicable federal or state securities laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any pan thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.4 Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5 No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6 Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in, or required by, the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

3.7 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.9 Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

3.10 Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

4. Conditions to the Purchasers’ Obligations at Closing.

(a) First Closing. The obligations of each Purchaser to purchase Shares at the First Closing are subject to the fulfillment, on or before the First Closing, of each of the following conditions, unless otherwise waived.

(i) Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of the First Closing, except that any such representations and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality.

(ii) Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the First Closing.

(iii) Compliance Certificate. The President of the Company shall deliver to the Purchasers at the First Closing a certificate certifying that the conditions specified in Sections 4(a)(i) and 4(a)(ii) have been fulfilled.

(iv) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the First Closing.

(v) Opinion of Company Counsel. The Purchasers shall have received from Goodwin Procter LLP, counsel for the Company, an opinion, dated as of the First Closing, in substantially the form of Exhibit H attached to this Agreement.

(vi) Board. The authorized size of the Board shall be six (6) members, and the Board shall be comprised of Michael Steinmetz, Steve Gillis, Carl Weissman, Jay Hagan, Meenu Chhabra, and David Tirrell, as specified in the Stockholders Agreement.

(vii) Board Leadership. Michael Steinmetz shall be appointed as Executive Chairman of the Board, as specified in the Stockholders Agreement.

(viii) Investor Rights Agreement. The Company and each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) and the other stockholders of the Company named as parties thereto shall have executed and delivered the Investor Rights Agreement.

(ix) Stockholders Agreement. The Company, each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder), and the other stockholders of the Company named as parties thereto shall have executed and delivered the Stockholders Agreement.

(x) Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the First Closing, which shall continue to be in full force and effect as of the First Closing.

(xi) Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the First Closing a certificate certifying (i) the Bylaws of the Company, (ii) resolutions of the Board approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the stockholders of the Company approving the Restated Certificate.

(xii) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the First Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

(xiii) Management Rights. A Management Rights Letter shall have been executed by the Company and delivered to each Purchaser who requested that one be delivered in connection with the First Closing.

(xiv) Conversion of 2007 Notes. The Company shall have converted the outstanding principal and interest on the Convertible Promissory Notes issued in the Company’s April 19, 2007 bridge financing into shares of Series A Preferred Stock.

(b) Second Closing. The obligations of each Purchaser to purchase shares of Series B-2 Preferred Stock at the Second Closing are subject to the fulfillment, on or before the Second Closing of each of the following conditions, unless otherwise waived:

(i) Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall have been true and correct in all material respects as of the First Closing.

(ii) Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Second Closing.

(iii) Milestones. Either (1) a majority of the Board has determined in good faith that the Company has achieved the Milestone Events outlined in Section 1.3 above, or (2) a Majority Interest has waived in writing the failure of the Company to achieve the Milestone Events (as provided in Section 1.3(a) above).

5. Conditions of the Company’s Obligations at Closing.

(a) First Closing. The obligations of the Company to sell Shares to the Purchasers at the First Closing are subject to the fulfillment, on or before the First Closing of each of the following conditions, unless otherwise waived:

(i) Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all material respects as of the First Closing.

(ii) Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such First Closing.

(iii) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Share pursuant to this Agreement shall be obtained and effective as of the Past Closing.

(iv) Investor Rights Agreement. Each Purchaser shall have executed and delivered the Investor Rights Agreement.

(v) Stockholders Agreement. Each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Stockholders Agreement.

(b) Second Closing. The obligations of the Company to sell Shares to the Purchasers at the Second Closing are subject to the fulfillment, on or before the Second Closing of each of the following conditions, unless otherwise waived:

(i) Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all material respects as of the First Closing.

(ii) Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Second Closing.

(iii) Milestones. Either (1) a majority of the Board has determined in good faith that the Company has achieved the Milestone Events in accordance with Section 1.3, or (2) a Majority Interest has waived in writing the failure of the Company to achieve the Milestone Events, as provided in Section 1.3(a) above.

6. Miscellaneous.

6.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

6.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

6.4 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.6. If notice is given to the Company, a copy shall also be sent to Goodwin Procter LLP, Exchange Place, 53 State Street Boston, MA 02109, Attn: James R. Kasinger, Esq., (fax) 617-523-1231; (email)jkasinger@goodwinprocter.com and if notice is given to the Purchasers, a copy shall also be given to Orrick, Herrington & Sutcliffe LLP, 719 Second Avenue, Suite 900, Seattle, WA 98104, Attn: Vincent A. Ricci, Esq., (fax) 206-839-4301; (email) vricci@orrick.com.

6.7 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, a representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8 Fees and Expenses. At the First Closing, the Company shall pay the reasonable fees and expenses of the counsel for the Purchasers, in an amount not to exceed, in the aggregate, $25,000.

6.9 Attorney’s Fees. finny action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.10 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the holders of a majority of the then-outstanding Shares. Any amendment or waiver effected in accordance with this Section 6.10 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

6.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13 Entire Agreement. This Agreement (including the Exhibits and schedules hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.14 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Washington and to the jurisdiction of the United States District Court for the Western District of Washington for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Washington or the United States District Court for the Western District of Washington, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Western District of Washington or any court of the State of Washington having subject matter jurisdiction.

6.15 Waiver of Existing Right of First Refusal. In connection with the issuance of the Shares (and any shares of Common Stock or other capital stock issuable upon the conversion of any Shares), the undersigned, representing a majority-in-interest of the holders of Series A Preferred Stock, hereby (i) waive the right of first refusal to future issuances of securities of the Company set forth in Section 3 of that certain Investor Rights Agreement dated as of October 19, 2005 among the Company and the other parties thereto and any related notice rights pertaining thereto; and (ii) acknowledge and agree that such waiver shall be binding on the undersigned and each other party to such Investor Rights Agreement that is entitled to such right of first refusal set forth in such Section 3.

6.16 Waiver of Conflicts. Each party to this Agreement acknowledges that each of Goodwin Procter LLP, counsel for the Company, and Orrick, Herrington & Sutcliffe, LLP, counsel for the Purchasers, has in the past (i) performed and may continue to perform legal services for certain of the Purchasers, in matters unrelated to the transactions described in this Agreement, including the representation of such Purchasers in venture capital financings and other matters and (ii) performed and may continue to perform legal services for other persons or entities in whom the Purchasers have invested or may invest, including the representation of such other persons in venture capital financings in which the Purchasers have invested and other matters. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to each of Goodwin Procter LLP’s and Orrick, Herrington & Sutcliffe, LLP’s representation of such other persons in such unrelated matters and to their representation of the Company and the Purchasers, respectively, in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, this Section 6.16 does not apply to Amgen Ventures LLC.

[Remainder of Page Intentionally Left Blank]

EXHIBIT A

SCHEDULE OF PURCHASERS

	First Closing		Second Closing
Name and Contact Information of Purchaser	Number of Shares of Series B-1 Preferred Stock	Aggregate Purchase Price	Number of Shares of Series B-2 Preferred Stock (1)	Aggregate Purchase Price
ARCH Venture Fund V, L.P. 8725 W. Higgins Road Suite 290 Chicago, IL 60631 Fax: (773)380-4606 Attn: Steve Gillis Email: sgillis@archventure.com	1,504,484	$1,504,484		$1,221,517

ARCH V Entrepreneurs Fund, L.P. 8725 W. Higgins Road Suite 290 Chicago, IL 60631 Fax: (773) 380-6606 Attn: Steve Gillis Email: sgillis@archventure.com	10,137	$10,137		$8,230

ARCH Venture Fund VI, L.P. 8725 W. Higgins Road Suite 290 Chicago, IL 60631 Fax: (773) 380-6606 Attn: Steve Gillis Email: sgillis@archventure.com	2,475,000	$2,475,000		$1,430,000

Alexandria Equities, LLC 385 East Colorado Boulevard Suite 299 Pasadena, CA 91101 Fax: (626) 578-0770 Ann: Joel Marcus Email: jrnarcus@labspace.com	910,260	$910,260		$606,840

Amgen Ventures LLC 4445 Eastgate Mall Suite 230 San Diego, California 92121 Attention: Joseph “Jay” Hagan Managing Director Email: jhagan@amgen.com Facsimile: (858) 626-2709	3,042,090	$3,042,090		$2,028,060

	First Closing		Second Closing
Name and Contact Information of Purchaser	Number of Shares of Series B-1 Preferred Stock	Aggregate Purchase Price	Number of Shares of Series B-2 Preferred Stock (1)	Aggregate Purchase Price
MPM BioVentures III, L.P. The John Hancock Tower 200 Clarendon Street, 54th Floor Boston, MA 02116 Fax: (617) 425-9201 Attn: Lauren Fiore Michael Steinmetz Email: lfiore@mpmcapital.com msteinmetz@clarusventures.com	339,649	$339,649		$226,433

MPM BioVentures III-QP, L.P. The John Hancock Tower 200 Clarendon Street, 54th Floor Boston, MA 02116 Fax: (617) 425-9201 Attn: Lauren Fiore Michael Steinmetz Email: lfiore@mpmcapital.com msteinmetz@clarusventures.com	5,051,481	$5,051,481		$3,367,655

MPM BioVentures III GmbH & Co. Beteiligungs KG The John Hancock Tower 200 Clarendon Street, 54th Floor Boston, MA 02116 Fax: (617) 425-9201 Attn: Lauren Fiore Michael Steinmetz Email: lfiore@mpmcapital.com msteinmetz@clarusventures.com	426,913	$426,913		$284,608

MPM BioVentures III Parallel Fund, L.P. The John Hancock Tower 200 Clarendon Street, 54th Floor Boston, MA 02116 Fax: (617) 425-9201 Attn: Lauren Fiore Michael Steinmetz Email: lfiore@mpmcapital.com msteinmetz@clarusventures.com	152,560	$152,560		$101,707

MPM Asset Management Investors 2003 BVIII LLC The John Hancock Tower 200 Clarendon Street, 54th Floor Boston, MA 02116 Fax: (617) 425-9201 Attn: Lauren Fiore Michael Steinmetz Email: lfiore@mpmcapital.com msteinmetz@clarusventures.com	97,805	$97,805		$65,203

	First Closing		Second Closing
Name and Contact Information of Purchaser	Number of Shares of Series B-1 Preferred Stock	Aggregate Purchase Price	Number of Shares of Series B-2 Preferred Stock (1)	Aggregate Purchase Price
OVP Venture Partners VI, L.P. c/o OVP Venture Partners 1010 Market Street Kirkland, WA 98033 Attn: Bill Funcannon Fax: (425) 889-0152 Email: funcannon@ovp.com waite@ovp.com	3,909,829	$3,909,829		$2,606,552

OVP VI Entrepreneurs Fund, L.P. c/o OVP Venture Partners 1010 Market Street Kirkland, WA 98033 Attn: Bill Funcannon Fax: (425) 889-0152 Email: funcannon@ovp.com waite@ovp.com	79,792	$79,792		$53,195

(1)	The number of Shares of Series B-2 Preferred Stock to be purchased shall be calculated by dividing the aggregate purchase price by the applicable Second Closing Purchase Price.